EXHIBIT 99.1



                                                                    NEWS RELEASE

INFOWAVE ENTERS INTO LETTER OF INTENT FOR SALE OF IMAGING DIVISION

Burnaby, British Columbia, May 11, 2000 - Infowave Software, Inc. (TSE: IW) today announced that it has entered into a letter of intent for the sale of all of the assets and business of its Imaging Division. The sale of the Imaging Division is part of Infowave's strategy to focus management resources and capital solely on the commercialization of its Wireless technology. The purchaser of the Imaging Division is a company controlled by the existing management of the Imaging Division.

Under the terms of the letter of intent, the purchase price for the Imaging Division will be equal to the net book value of the Imaging Division as at the date of closing. Approximately $0.35 Million of the purchase price will be paid at closing. The balance of the purchase price will be payable in quarterly installments comprised of revenue royalties and lump sum payments, with the first payment due in the fourth quarter of 2000. Any balance outstanding after January 1, 2001 will bear interest at 7% per annum.

The sale of the Imaging Division is subject to, among other things, the negotiation of a definitive agreement and the receipt of regulatory approvals and, if required, shareholder approval. Closing is anticipated on or about June 30, 2000.

"The proposed sale of the Imaging Division is a positive business development for Infowave and its shareholders because it allows Infowave to completely focus its resources and capital on maximizing the opportunities in the wireless computing sector," said Jim McIntosh, President and CEO of Infowave. "At the close of this transaction, Infowave will be a pure wireless company."

About Infowave

Founded in 1984, Infowave develops, markets and sells specialized software solutions for wireless computing and printing and is headquartered in Vancouver, Canada. Infowave's Wireless Division builds mobile business solutions that use the power of wireless communications to extend the reach of enterprise computing. Infowave for Exchange and Infowave for the Net are advanced and secure wireless solutions for connecting mobile workers to key corporate information and applications. Symmetry(TM) provides interactive wireless access to Microsoft(R) Outlook(R) email, schedules, contacts and calendar from pagers and PCS phones.

Contact Information

Investor Relations:
Grant Prenevost
Hamish Greig
The Investor Relations Group
irg@invrel.com
(800) 444-9214



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Media:
Kim Mathewes
kmathewes@infowave.com
(604) 473-3696

Kyle Warnick
Rolling Thunder
kylew@rolling-thunder.com
(425) 889-0528 x109


Note: Infowave Software, Inc. has trademarks for or has applied for a trademark for "Infowave", the Infowave logo, "Infowave for Exchange", "Infowave for the Net" and "Symmetry". All other trademarks are the property of their respective owners. Some of the above trademarks may be registered in certain jurisdictions. This news release contains certain forward-looking statements about the anticipated benefits of Infowave's proposed sale of the assets of its Imaging Division that involve risks and uncertainties including the risk that the sale will not close and management resources and capital will not be focused exclusively on the Wireless Division. Forward-looking statements are based on management's beliefs, opinions and projections on the date the statements are made. Infowave undertakes no obligation to update forward-looking statements if circumstances or management's beliefs, opinions or projections should change.













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